Celanese Initiates Controlled Shutdown of Texas Gulf Coast Plants Due to Hurricane Rita

DALLAS, Texas, September 22, 2005 – Celanese Corporation today announced that it has closed its plants in Clear Lake, Pasadena, Bay City and Bishop, Texas in preparation for Hurricane Rita. Ensuring the safety of Celanese employees at these plants and securing the facilities are the company's foremost priorities. As a result of the closures, Celanese's ability to supply its customers' product needs will be impacted, at a minimum, for the duration of the shutdowns.

"We have evacuated all non-essential employees and completed an orderly shutdown of these plants as part of our hurricane preparation plan to ensure, first and foremost, the safety of our employees and the nearby community," said David Weidman, president and chief executive officer. "Once we assess the effect of Hurricane Rita on overall operations, we will work with our customers to minimize disruptions and meet their product needs. We will stay in close communication with employees and customers on the status of the plants' operations."

Given the hurricane's current trajectory and the shutdown of the facilities, there will likely be an impact on the company's financial guidance. The company will provide additional information when available.

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in North America, Europe and Asia. In 2004, Celanese Corporation and its predecessor had combined net sales of $5.1 billion. The presentation of combined net sales of Celanese Corporation with its predecessor is not in accordance with U.S. GAAP. For more information on Celanese Corporation including a reconciliation of the combined net sales, please visit the company's web site at www.celanese.com.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company.

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